EXHIBIT 99.1

Ur-Energy Provides Operations, Construction and 2024 Guidance Updates

Littleton, Colorado (ACCESSWIRE – September 18, 2024) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company” or “Ur-Energy”) provides the following updates on Lost Creek Mine operations and Shirley Basin construction, as well as updated production guidance.

Lost Creek Production Operations

Ramp up continues at Lost Creek with five header houses coming online in 2024. Most recently, Header House (HH) 2-10 came online in mid-August, as scheduled, and HH2-11 is expected to come online this month. Average production solution headgrade in August was 67.1 mg/L. Our fifth shipment of yellowcake this year arrived at the conversion facility on September 11, and we are planning our next shipment of dried product for late September. Deep disposal well #5 was recently placed into operation and is satisfying wastewater needs.

We now have 15 drill rigs on site with additional drill rigs pending (not including three rigs at our Shirley Basin Project). As we are able to grow the space between wellfield construction and drilling, we plan to ultimately redirect some of the drill rigs to exploration projects within the Great Divide Basin with the goal of replacing mined pounds with new uranium resources.

We continue to focus on employee training and retention as these are currently our most notable challenges because many of our employees have little experience with uranium production. Our quality workforce is, however, stabilizing.

Every month of 2024, except for June, we have steadily increased the pounds captured in the processing plant. The Lost Creek wellfield is performing as expected and the issues which have slowed ramp-up are temporary in nature. While ramp up continues to move in the right direction, it has been slower than anticipated largely due to manpower matters. Therefore, we are revising our 2024 production guidance to a range of 325,000 to 475,000 pounds of U3O8 captured. We expect to satisfy our contractual commitments to our customers with Lost Creek production and available alternatives.

Shirley Basin Development

Installation of the monitor wells for the first mine unit at Shirley Basin is on schedule with 120 of the 120 planned wells piloted and cased. We expect to finalize well completions in the coming days. We currently have three drill rigs working at Shirley Basin, which will redeploy to Lost Creek when the completion work concludes.

Plans are being finalized to collect baseline water quality and perform hydrologic aquifer tests this fall. Power supply to the satellite plant construction area has been completed and the line is energized. The access road upgrades are complete, and the septic system is being installed. Construction of fifteen IX columns is on target with delivery expected in Q3 2025. Our purchasing program for equipment continues, with an emphasis on continually reviewing the timing for long lead-time purchases such as electronic components.

We continue to expect construction at Shirley Basin to be complete in late 2025 with a pre-operations inspection by the State of Wyoming following soon after.

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About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in situ recovery uranium facility in south-central Wyoming. We have produced and packaged approximately 2.7 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is advancing Shirley Basin construction and development following the March 2024 ‘go’ decision for the mine. We await the remaining regulatory authorization for the expansion of Lost Creek. Ur‑Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO & President

720-981-4588, ext. 303

John.Cash@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., the timing of upcoming shipments from Lost Creek; our ability to satisfy contractual commitments to our customers;  our planned future use of drill rigs; 2024 Lost Creek production guidance; the timing and ability to complete the build out of Shirley Basin as currently projected). Forward-looking statements are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as "plans," "expects," "does not expect," "is expected," "is likely," "estimates," "intends," "anticipates," "does not anticipate," or "believes," or variations of the foregoing, or statements that certain actions, events or results "may," "could," "might" or "will be taken," "occur," "be achieved" or "have the potential to." All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates due to inflation or otherwise; staffing challenges; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; supply chain constraints; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

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